UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 30, 2010
(Date of earliest event reported)

Texada Ventures, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-51563 (Commission File Number)	98-0374224 (IRS Employer Identification No.)

421 9TH STREET, MANHATTAN BEACH, CA  90266
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   604-562-6915

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On November 30, 2010, Ted R. Sharp submitted to Texada Ventures Inc. (the “Company”) his resignation as a director of the Company and from the offices of President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company, effective upon appointment and qualification of his successor.  Mr. Sharp resigned in order to pursue other business opportunities and not as the result of any disputes with the Company.

On November 30, 2010, the Company’s Board of Directors accepted Mr. Sharp’s resignation and appointed David Brow as a director of the Company and to the offices of President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company.  Mr. Brow shall serve on the Company’s Board of Directors Board until the next special or annual meeting of shareholders, when he or his successor is elected and qualified, or until his earlier resignation or removal.  Mr. Brow shall hold the offices of President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer for an indefinite term until his successor is chosen and qualified or until his earlier resignation or removal.

In connection with the appointment of Mr. Brow as a director of the Company and as the President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of Company, Mr. Brow entered into an agreement with John Veltheer, a director of the Company and the Company’s largest shareholder, pursuant to which Mr. Veltheer agreed to sell Mr. Brow 250,000 shares of common stock of the Company at a purchase price of $0.001 per share for total consideration of $250, as compensation for Mr. Brow’ services as a director of the Company and as the President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company.

Mr. Brow graduated from the University of British Columbia in 1990 with a Bachelor of Arts Degree. Upon graduating, Mr. Brow completed both the Canadian Securities course and the Registered Representative exams for licensing as a securities trader and financial advisor.  From June 1995 to May 1996, Mr. Brow consulted to Syncronys Softcorp, a publicly traded manufacturer of computer software, and supervised their Canadian operations.  In 1996 Mr. Brow formed Willow Run Software Marketing Inc., a high tech sales and marketing consulting firm that worked with numerous software manufacturers, both public and private.  Consulting services provided by Willow Run Software Marketing Inc. included product and market analyses, product launch programs, marketing initiatives and sales strategies.  In 1999 Mr. Brow formed another high- tech consulting firm, Point of Presence Marketing Inc.  This firm concentrated on the emerging technology sectors and assisted companies with all aspects of the sales, marketing and launch process, including funding issues.  Point of Presence Marketing Inc. was purchased by EDventure Capital Inc. in October 2000 where Mr. Brow was a director until April 2002.  In May 2002 Mr. Brow was appointed secretary and treasurer of publicly traded Electric Network.com, Inc. and resigned as a director/officer in 2006 upon completion of a successful merger with Solar EnergySources, Inc.  During this time, Mr. Brow took a role with Symantec Corp. overseeing the West Region channel business and managed a revenue stream in excess of $300 million.  Mr. Brow left Symantec Corp. in November of 2007 and subsequently took a role as VP of Chanel Sales for Acronis, Inc. and then moved to emerging BSM software Manufacturer FireScope, Inc. until May 2010. In 2008, Mr. Brow was appointed President, Secretary and Treasurer of publicly traded Neema, Inc. and worked with them through their merger with Carbon Green, Inc, in fall of 2009. Mr. Brow resigned from Carbon Green, Inc in January 2010. Mr. Brow presently resides in Los Angeles, California where he is the Director of Channel Sales for Lenovo, Inc. managing a $400m channel sales organization.

The Company is not aware of any family relationships, by blood, marriage, or adoption, between Mr. Brow and any other director, executive officer, or nominee as a director or officer. The Company knows of no transactions involving the Company during the last two years in which Mr. Brow had a direct or indirect interest.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXADA VENTURES INC. (Registrant)

Dated: November 30, 2010	By: /s/ David Brow David Brow President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer